Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 - Investors

Peter D. Morrison Vice President of Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – April 2, 2020 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ending February 29, 2020.

Fiscal 2020 First Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	1st Qtr		Dollar	%	1st Qtr	% of	1st Qtr	% of
	2020	2019	Change	Change	2020	Sales	2019	Sales
Consolidated (1)	$112.1	$120.8	$(8.7)	-7.2%	$2.2	2.0%	$0.9	0.8%

Wholesale	$65.0	$72.8	$(7.8)	-10.5%	$2.7	4.2%	$4.2	5.7%

Total Retail	$65.8	$69.6	$(3.8)	-5.4%	$(1.2)	-1.9%	$(3.0)	-4.4%

59 Comparable Stores	$59.1	$65.9	$(6.9)	-10.4%	$(0.5)	-0.9%	$(1.0)	-1.5%

Logistical Services	$21.3	$21.8	$(0.4)	-2.0%	$0.8	3.9%	$0.7	3.3%

(1) Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

The first quarter of 2020 consisted of 13 weeks. Due to the Company’s fiscal calendar, the first quarter of 2019 consisted of 14 weeks. Net income for the first quarter of 2020 was $1.2 million or $0.12 per diluted share as compared to net income of $0.6 million or $0.06 per diluted share for the prior year quarter. Operating income was $2.2 million and $0.9 million for the first quarters of 2020 and 2019, respectively.

“We were encouraged by the sales momentum that we were generating as our February quarter drew to a close,” commented Rob Spilman, Chairman and CEO. “Positive written comparable store sales during our three-week President’s Day event and a series of new marketing events slated to debut in March and throughout the May quarter pointed to a stronger start to 2020 and showed promise for the entire year. Unfortunately, the world has been turned upside down over the past four weeks and the optimism that we were feeling about this year has been replaced by an abrupt disruption to our day-to-day business. We are now completely focused on protecting our balance sheet and our employees. Despite the shock and tragedy of COVID-19, we believe that we will weather this storm and we are taking the necessary steps in the short term to ensure that we do so. Ultimately, we look forward to returning to the marketplace with aggressive programs that are being designed to capture as much business as we possibly can when our country returns to normal.”

“On a weekly basis, consolidated sales for the quarter were flat with last year (13 weeks vs. 14 weeks),” said Spilman. “Normalized revenue gains in our logistics and retail segments offset a decline in wholesale sales. Imported Bassett Casegoods shipments declined, in part due to unfavorable comparisons with last year’s shipments of the now exited juvenile furniture category. Overall upholstery sales grew slightly on a normalized basis driven by Lane Venture and a portion of the rollout of the new Bassett Outdoor collection. Retail sell through of our new Magnificent Motion program also drove sales gains and will pave the way for expansion of our domestically produced custom motion product assortment in the future.”

“While we were not profitable at corporate retail, we substantially improved on last year’s performance despite lower sales stemming from one less week,” continued Spilman. “The expense reductions that we made last summer coupled with slight improvements in overall gross margins and the absence of new store startup costs allowed us to improve the retail bottom line by $1.8 million. We opened no new stores in the quarter as we turn our focus to improving the performance and the aesthetics of the existing fleet. In fact, we began store closing events in four stores during the period and will finish disposing of the associated inventory when our network is up and running again after we return from the COVID 19 shutdown that began in all stores on March 20. We also remodeled our Falls Church, Va. location and reopened in time for Presidents Day. We have been working to more forcefully integrate the store and web experience by highlighting key attributes of our brand….Made in America, our 118 year heritage, custom made in four weeks to your home, our skilled artisans, and free design services. This will gradually take place in the stores through the installation of storytelling graphics that we believe will add a new layer of excitement to the store and enable the consumer to better understand the many capabilities that we have to offer. The imagery will be duplicated on the web and enhanced with interactive videos. By better linking the web and store experience, we believe that we will convert our rising web traffic (pre-virus) to shop and buy in the store or online. We installed the first graphics package in 6 stores in late February and timed that with a new home page on the web. Reaction from our associates and from consumers has been strong and we were off to a good start with our Made in America ’Makers’ event prior to the shutdown.”

“Our logistics segment turned in an improved quarter from last year in terms of normalized sales and operating income,” observed Spilman. “The integration of smaller hubs to service the major population centers has improved on our speed to market model and has increased our revenue per mile; a key performance metric that we track daily. We are definitely gaining market share as more furniture companies moved more business to Zenith during the quarter.”

“Moving on from the quarter, we find ourselves in a surreal environment as our Bassett stores and factories and our open market wholesale customers have ground to a halt,” said Spilman. “We have always prided ourselves on possessing a strong balance sheet and now is the time when we will need it. We have paid or will pay the vast majority of our hourly employees two weeks of wages to help them cope with these extraordinary circumstances. All employee salaries have been cut substantially through the month of May; ranging from 20% to 25% depending on salary level and the individual’s position to 50% for top management. All non-essential spending has been eliminated, including the company 401K matching contribution. We have decided to defer the regular quarterly dividend due to be paid on May 29 until we learn more about the financial ramifications of a potentially long period of nationwide economic inactivity and hardship. Earlier this week we were pleased to receive a commitment to double our $25 million credit facility to $50 million, thus underscoring our bank’s trust in our future. We are prepared to do what it takes to weather the crisis and to successfully emerge with our Bassett teammates on the other side of this difficult period of time.”

Wholesale Segment

Net sales for the wholesale segment were $65.0 million for the first quarter of 2020 as compared to $72.8 million for the first quarter of 2019, a decrease of $7.8 million or 10.7%. On an average weekly basis normalizing for 13 weeks compared to 14 weeks, net sales decreased $2.6 million or 3.8%. This decrease was primarily driven by a 95% decrease in juvenile furniture shipments as the Company has exited this furniture line and a 5.2% decrease in shipments on an average weekly basis to the traditional open market customers. These decreases were partially offset by a 1.2% increase in shipments on an average weekly basis to the Bassett Home Furnishings Network (BHF) and a 16% increase on an average weekly basis of Lane Venture products. In addition, the wholesale segment ceased selling accessories to the BHF network beginning at the start of the third quarter of 2019. Both the corporate and licensee owned stores now purchase accessories directly from third-party accessory providers. Wholesale sales of accessory items during the first quarter of 2019 were $0.9 million. Gross margin for the wholesale segment was 32.5% for the first quarter of 2020 as compared to 32.9% for the prior year quarter. This decrease was primarily due to lower margins in the upholstery and import wood operations due to fixed cost deleverage from lower sales volumes, partially offset by a $0.4 million inventory charge recorded in the first quarter of 2019 related to the exit of the juvenile business. SG&A as a percentage of sales increased to 28.3% as compared to 27.1% for the first quarter of 2019. This increase in SG&A as a percentage of sales was primarily driven by reduced leverage of fixed costs from lower sales volume and increased over-the-road freight and warehousing costs, partially offset by lower health insurance and workers compensation costs due to improved claims experience. Operating income was $2.7 million or 4.2% of sales for the first quarter of 2020 as compared to $4.2 million or 5.7% of sales in the prior year.

Retail Segment

Net sales for the 69 Company-owned BHF stores were $65.8 million for the first quarter of 2020 as compared to $69.6 million for the first quarter of 2019, a decrease of $3.8 million or 5.4%. This decrease was due to a $6.9 million or 10.4% decrease in comparable store sales, partially offset by an increase of $3.1 million in non-comparable store sales as the Company opened 6 stores over the last 18 months. In addition, the Company closed one underperforming store in the fourth quarter of 2019, another underperforming store in the first quarter of 2020, and closed an additional three underperforming stores in March during the second quarter of 2020. On an average weekly basis (normalizing for the extra week in the first quarter of 2019), comparable store sales decreased 3.5%.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 7.9% for the first quarter of 2020 as compared to the first quarter of 2019. On an average weekly basis, comparable store written sales decreased 0.8%.

The consolidated retail operating loss for the first quarter of 2020 was $1.2 million as compared to a loss of $3.0 million for the first quarter of 2019, an improvement of $1.8 million. The 59 comparable stores incurred an operating loss of $0.5 million for the quarter, or 0.9% of sales, as compared to $1.0 million, or 1.5% of sales, for the prior year quarter. This improvement was primarily driven by various cost structure reductions implemented in the second half of fiscal 2019 and reduced health insurance and workers compensation costs due to improved claims experience, partially offset by deleverage of fixed costs due to lower sales volume.

Non-comparable stores generated sales of $6.8 million with an operating loss of $0.7 million as compared to sales of $3.7 million and an operating loss of $2.1 million in the prior year quarter. The loss for the first quarter of 2019 included pre-opening costs of $0.5 million and post opening losses of $0.8 million. We incurred no pre-opening costs or post-opening losses during the first quarter of 2020 and should not incur any for the remainder of 2020 or beyond as no new stores are scheduled to be opened.

Logistical Services Segment

Revenues for Zenith were $21.3 million for the first quarter of 2020 as compared to $21.8 million for 2019, a decrease of $0.5 million or 2.0%. On an average weekly basis (normalizing for the extra week in the first quarter of 2019), revenues increased $1.1 million or 5.5%. This increase was primarily due to higher over-the-road trucking revenues as several new customers were added during the quarter. Zenith’s operating expenses were $20.5 million or 96.1% of sales as compared to $21.1 million or 96.7% of sales for the prior year period.  This decrease as a percent of sales was primarily due to greater leverage of fixed costs from higher revenues, partially offset by increased employee health care and workers compensation costs due to unfavorable claims experience.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 103 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2020, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended
	February 29, 2020		March 2, 2019
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$98,942		$107,357
Logistics	13,178		13,484
Total sales revenue	112,120	100.0%	120,841	100.0%

Cost of furniture and accessories sold	45,270	40.4%	49,177	40.7%

Selling, general and administrative expenses excluding new store pre-opening costs	64,640	57.7%	69,386	57.4%
New store pre-opening costs	-	0.0%	494	0.4%
Early retirement program	-	0.0%	835	0.7%
Income from operations	2,210	2.0%	949	0.8%

Other loss, net	(362)	-0.3%	(123)	-0.1%
Income before income taxes	1,848	1.6%	826	0.7%

Income tax provision	638	0.6%	218	0.2%
Net income	$1,210	1.1%	$608	0.5%

Basic earnings per share	$0.12		$0.06

Diluted earnings per share	$0.12		$0.06

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 29, 2020	November 30, 2019
Assets
Current assets
Cash and cash equivalents	$12,189	$19,687
Short-term investments	17,677	17,436
Accounts receivable, net	23,205	21,378
Inventories, net	67,515	66,302
Other current assets	11,173	11,983
Total current assets	131,759	136,786

Property and equipment, net	100,499	101,724

Other long-term assets
Deferred income taxes, net	7,123	5,744
Goodwill and other intangible assets	26,081	26,176
Right of use assets under operating leases	144,468	-
Other	5,304	5,336
Total long-term assets	182,976	37,256
Total assets	$415,234	$275,766

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,331	$23,677
Accrued compensation and benefits	12,108	11,308
Customer deposits	24,049	25,341
Current portion of operating lease obligations	29,516	-
Other current liabilites and accrued expenses	10,304	11,945
Total current liabilities	96,308	72,271

Long-term liabilities
Post employment benefit obligations	11,723	11,830
Long-term portion of operating lease obligations	131,978	-
Other long-term liabilities	1,185	12,995
Total long-term liabilities	144,886	24,825

Stockholders’ equity
Common stock	50,173	50,581
Retained earnings	125,078	129,130
Additional paid-in-capital	-	195
Accumulated other comprehensive loss	(1,211)	(1,236)
Total stockholders' equity	174,040	178,670
Total liabilities and stockholders’ equity	$415,234	$275,766

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Quarter Ended
	February 29, 2020	March 2, 2019
Operating activities:
Net income	$1,210	$608
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,623	3,370
Gain on lease modification	(152)	-
Net (gain) loss on disposals of property and equipment	(58)	(9)
Deferred income taxes	(125)	45
Other, net	321	(209)
Changes in operating assets and liabilities
Accounts receivable	(1,873)	(4,084)
Inventories	(1,213)	(3,318)
Other current and long-term assets	(536)	(3,163)
Right of use assets under operating leases	6,721	-
Customer deposits	(1,292)	(2,741)
Accounts payable and other liabilities	(2,266)	(6,233)
Obligations under operating leases	(9,603)	-
Net cash used in operating activities	(5,243)	(15,734)

Investing activities:
Purchases of property and equipment	(1,340)	(5,552)
Proceeds from sale of property and equipment	1,697
Purchase of investments	(241)
Other	(193)	117
Net cash used in investing activities	(77)	(5,435)

Financing activities:
Cash dividends	(1,260)	(1,291)
Proceeds from the exercise of stock options	-	25
Other issuance of common stock	75	74
Repurchases of common stock	(766)	(1,012)
Taxes paid related to net share settlement of equity awards	(215)	-
Repayments of finance lease obligations	(12)	-
Repayments of notes payable	-	(109)
Net cash used in financing activities	(2,178)	(2,313)
Change in cash and cash equivalents	(7,498)	(23,482)
Cash and cash equivalents - beginning of period	19,687	33,468
Cash and cash equivalents - end of period	$12,189	$9,986

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	February 29, 2020	March 2, 2019
Net Sales
Wholesale	$65,017	$72,781
Retail - Company-owned stores	65,846	69,629
Logistical services	21,315	21,751
Inter-company eliminations:
Furniture and accessories	(31,921)	(35,054)
Logistical services	(8,137)	(8,266)
Consolidated	$112,120	$120,841

Operating Income (Loss)
Wholesale	$2,713	$4,182
Retail	(1,249)	(3,046)
Logistical services	835	712
Inter-company elimination	(89)	(64)
Early retirement program	-	(835)
Consolidated	$2,210	$949

Table 5
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 30,				February 29,
	2019	Opened*	Closed*	Transfers	2020

Company-owned stores	70	-	(1)	-	69
Licensee-owned stores	33	1	-	-	34

Total	103	1	(1)	-	103

* Does not include openings and closures due to relocation of existing stores within a market.

Table 6
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	59 Comparable Stores
	Quarter Ended		Quarter Ended
	February 29, 2020		March 2, 2019
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$59,058	100.0%	$65,914	100.0%

Cost of sales	29,235	49.5%	32,896	49.9%

Gross profit	29,823	50.5%	33,018	50.1%

Selling, general and administrative expense*	30,358	51.4%	33,976	51.5%

Loss from operations	$(535)	-0.9%	$(958)	-1.5%

	All Other Stores
	Quarter Ended		Quarter Ended
	February 29, 2020		March 2, 2019
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$6,788	100.0%	$3,715	100.0%

Cost of sales	3,671	54.1%	2,055	55.3%

Gross profit	3,117	45.9%	1,660	44.7%

Selling, general and administrative expense	3,831	56.4%	3,254	87.6%
Pre-opening store costs**	-	0.0%	494	13.3%

Loss from operations	$(714)	-10.5%	$(2,088)	-56.2%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.